EXHIBIT 10.49

SERVICES AGREEMENT

SERVICES AGREEMENT, dated as of June 18, 2004 (this “Agreement”), between RESORTS INTERNATIONAL HOTEL AND CASINO, INC., a Delaware corporation (f/k/a Colony RIH Acquisitions, Inc.) (“Resorts”) and COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company (“LVH”).

R E C I T A L S:

WHEREAS, Nicolas L. Ribis (“Ribis”) and Resorts are parties to that certain Vice Chairman Agreement, dated as of April 25, 2001, as amended by that certain First Amendment dated as of June 18, 2004 (as amended, the “Resorts VC Agreement”); and

WHEREAS, Ribis and LVH are parties to that certain Vice Chairman Agreement, dated as of June 18, 2004 (the “LVH VC Agreement” and together with the Resorts VC Agreement, the “VC Agreements”); and

WHEREAS, pursuant to Article VII of the Resorts VC Agreement and Article VIII of the LVH VC Agreement, Ribis is entitled to certain benefits and perquisites from Resorts and LVH, respectively; and

WHEREAS, Resorts and LVH desire to allocate the cost of the benefits to be provided to Ribis under Article VII of the Resorts VC Agreement and Article VIII of the LVH VC Agreement, based on the proportion of business time Ribis dedicates to each of Resorts and LVH.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1. Defined Terms. Unless otherwise defined herein, capitalized terms in this Agreement have the meanings ascribed to them in the LVH VC Agreement.

Section	2. Allocation of Benefits.

(a) During the Term and the term of the Resorts VC Agreement (the “Resorts Term”), Resorts and LVH agree that the costs of all benefits provided to Ribis in accordance with the provisions of Article VII of the Resorts VC Agreement and Article VIII of the LVH VC Agreement, shall be allocated between Resorts and LVH annually, based on the proportion of business time Ribis dedicates to each of Resorts and LVH, each calendar year during the Term and the Resorts Term, as Resorts and LVH shall agree in accordance with the provisions of this Section 2.

(b) Promptly after end of each calendar year during the Term and the Resorts Term, each of LVH and Resorts, respectively, shall cause Ribis to submit a written notification (the “Ribis Notice”) to each such entity specifying the proportion of Ribis’ business time dedicated to such entity during the prior calendar year.

(c) Promptly following receipt of the Ribis Notice, each party hereto shall forward a copy of the Ribis Notice it received to the other party along with a summary of the cost to such entity of the benefits and perquisites provided to Ribis under the applicable VC Agreement.

(d) Within ten (10) days following the receipt of the Ribis Notice from Resorts, LVH shall caused to be prepared and delivered to Resorts, a schedule (the “Allocation Schedule”), which allocates the aggregate cost of Ribis’ benefits and perquisites under the VC Agreements, to each of LVH and Resorts based on the proportion of business time Ribis dedicated to each of Resorts and LVH, in the prior calendar year, as disclosed in the Ribis Notices and the aggregate cost of benefits and perquisites paid by each entity to Ribis during the prior calendar year under the terms of the applicable VC Agreement.

(e) In the event Resorts shall disagree with the Allocation Schedule, it shall, with ten (10) days after its receipt of the Allocation Schedule, notify LVH of such disagreement in writing, setting forth in detail the particulars of such disagreement. In the event Resorts does not provide such notice of disagreement within such ten (10) day period, Resorts shall be deemed to have accepted the Allocation Schedule. In the event such disagreement notice is timely provided, Resorts and LVH, shall use their reasonable best efforts for a period of ten (10) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to calculations contained in the Allocation Schedule. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm with no existing relationship with either party that is mutually selected by Resorts and LVH (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall promptly deliver to Resorts and LVH its determination in writing, which determination shall be (i) consistent with either the position of Resorts or LVH or (ii) between the positions of Resorts and LVH. The fees and expenses of the Auditor shall be paid one-half by Resorts and one-half by LVH. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement. The date on which the Allocation Schedule is agreed to in accordance with the provisions of this Section 2 is hereinafter referred to as the Determination Date.

(f) Within ten (10) days of the Determination Date, the amount, which may be payable by either Resorts or LVH, as the case may be, shall be paid to the applicable party in cash by wire transfer of immediately available funds.

(g) In the event that either VC Agreement is terminated, Resorts or LVH, as the case may be, shall have no responsibility for the cost of any benefits or perquisites provided to Ribis by the other party after the effective date of such termination under the Resorts VC Agreement or the LVH VC Agreement, as case may be; provided, however, that Resorts or LVH, as the case may be, shall be responsible for its respective pro-rata share of the cost of the benefits and perquisites provided to Ribis prior the effective date of the termination of the Resorts VC Agreement or the LVH VC Agreement, as the case may be.

(h) Resorts and LVH may, but shall not be obligated to, agree upon an interim allocation of the costs of Ribis’ benefits and perquisites under the VC Agreements and a corresponding interim reimbursement for such costs, provided the parties reconcile any such interim allocation annually in the Allocation Schedule.

(i) All direct expenses incurred by Resorts under the Resorts VC Agreement, and by LVH under the LVH VC Agreements, including obligations to reimburse Ribis for travel and similar expenses, shall be paid directly by LVH or Resorts, as the case may be.

Section 3. General Representations and Warranties. Each party hereto represents and warrants to the other party that:

(a) it has full power and authority to enter into this Agreement;

(b) the execution, delivery and performance of this Agreement will not conflict with, violate or result in a default under (with or without the giving of notice or passage or time or both) such party’s organizational documents and bylaws (or comparable documents) or other material agreements; and

(c) it has duly executed and delivered this Agreement, which constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms.

Section 4. Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof that might refer such interpretations to the laws of a different state or jurisdiction.

Section 5. Amendments and Waivers. This Agreement may not be amended, and none of its provisions may be modified, except expressly by an instrument signed by the parties hereto. No failure or delay of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver by a party of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 6. Entire Agreement. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7. Notices. All written notices required under this Agreement shall be given in writing and shall be deemed to have been given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission to the recipient’s facsimile number last communicated to the transmitter, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed in the case of (ii) and (iii) above to the recipient thereof at its business address last communicated to the party giving such notice.

Section 8. No Third Party Beneficiaries. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than Resorts and LVH and their respective successors. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to Resorts or LVH. No provision of this Agreement shall give any third persons any right of subrogation or action over or against Resorts or LVH.

Section 9. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

By:	/s/ Audrey S. Oswell
Name:	Audrey S. Oswell
Title:	President and Chief Executive Officer

COLONY RESORTS LVH ACQUISITIONS, LLC

By:	/s/ Rodolfo Prieto
Name:	Rodolfo Prieto
Title:	Chief Executive Officer and General Manager